As filed with the Securities and Exchange Commission on June 11, 2014

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AIRGAS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	56-0732648 (I.R.S. Employer Identification No.)
259 North Radnor-Chester Road, Suite 100
Radnor, Pennsylvania 19087
(Address of Principal Executive Offices)

AIRGAS, INC. DEFERRED COMPENSATION PLAN II
(Full title of the plan)

Robert H. Young, Jr., Senior Vice President, General Counsel and Secretary
Airgas, Inc.
259 North Radnor-Chester Road, Suite 100
Radnor, Pennsylvania 19087
(610) 687-5253
(Name and address of agent for service, telephone number, including area code, of agent for service)

Copies to:
Nancy D. Weisberg, Esquire
McCausland Keen & Buckman
Radnor Court, Suite 160
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5257
(610) 341-1000
_____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
_____________________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$2,576.00

(1)
Deferred compensation obligations are unsecured obligations of Airgas, Inc. to pay deferred compensation in the future in accordance with the terms of the Airgas, Inc. Deferred Compensation Plan II for eligible employees.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based upon the amount of deferred compensation obligations being registered.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: Proposed maximum aggregate offering price multiplied by 0.0001288.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 is filed by Airgas, Inc., a Delaware corporation (the “Registrant”), relating to deferred compensation obligations of the Registrant under the Airgas, Inc. Deferred Compensation Plan II.
Pursuant to General Instruction E, the contents of the Registrant’s Form S-8 Registration Statements, No. 333-174883, filed on June 14, 2011, and No. 333-136463, filed on August 9, 2006, are hereby incorporated by reference and made a part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
The following documents are incorporated by reference in this Registration Statement:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended March 31, 2014, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)	The Registrant’s current reports on Form 8-K filed since March 31, 2014;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2014; and

(d)	The description of the Registrant’s Common Stock contained in Item 1 of the Registrant’s registration statement on Form 8-A filed under the Exchange Act on December 19, 1986.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.     Description of Securities.
Under the Airgas, Inc. Deferred Compensation Plan II, as amended (the “Plan”), the Registrant will provide eligible employees and non-employee directors the opportunity to enter into agreements for the deferral of a specified percentage of their annual compensation and/or bonus award. The obligations of the Registrant under such agreements (the “Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding. The amount of compensation and/or bonus award to be deferred by each participating employee or non-employee director (a “Participant”) will be determined in accordance with the Plan based on elections by each Participant.
Each Participant’s deferred amounts shall be credited to a bookkeeping account maintained on the books of the Registrant (an “Account”). Separate sub-accounts may be maintained on the books of the Registrant to reflect the different distribution elections chosen under the Plan by each Participant. In addition, Participants may make elections as to how their respective Account balances shall be deemed invested among certain options designated by the committee appointed by the Board of Directors of the Registrant to administer the Plan (the “Committee”). Participant Accounts will be credited or debited to reflect earnings or losses that would have been realized if the deferred amounts actually were invested in accordance with the Participant’s investment elections.
Amounts credited to a Participant’s Account will be payable either on a “Specified Date” (see description below), upon the Participant’s separation from service or upon the earlier of such events. A Participant may elect to have distributions made from his or her account in the form of a lump sum or annual, monthly or quarterly installments for a period of between two (2) to fifteen (15) years.
A Participant may elect, at the beginning of each calendar year, to designate a distribution date (a “Specified Date”) with respect to his or her deferrals for such Plan Year. The Specified Date must occur no earlier than during the third year following the year in which the deferrals designated for distribution were credited to the Participant’s

Account. A Participant may change the distribution beyond the Specified Date by electing, at least twelve (12) months prior to the Specified Date, a new Specified Date which is at least five (5) years following the previous Specified Date.
Each Participant shall have the right, at any time, to designate one or more persons or entities as beneficiary (both primary as well as contingent beneficiaries) to whom benefits under the Plan shall be paid in the event of the Participant’s death prior to complete distribution of the Participant’s Account. If any Participant fails to properly designate a beneficiary, if the designation is void, or if the designated beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s beneficiary shall be the Participant’s surviving spouse, or, failing that, the Participant’s estate.
Upon a finding that a Participant has suffered an unforeseeable emergency, the Committee may, in its sole discretion, cause distribution of all or any portion of the Participant’s Account, withdrawn on a pro-rata basis from the Participant’s sub-accounts. However, the amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the unforeseeable emergency (plus the amount necessary to pay any taxes applicable to the distribution).
There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, will be null and void. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a grantor, or “rabbi,” trust to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant’s general creditors.

Item 5.    Interests of Named Experts and Counsel.
The validity of the deferred compensation obligations registered pursuant to this Form S-8 has been passed upon for the Registrant by Robert H. Young, Jr., Senior Vice President and General Counsel of the Registrant. Mr. Young owns shares of the Registrant’s Common Stock and holds options to purchase shares of the Registrant’s Common Stock and is eligible to participate in the Plan. In addition, Mr. Young may be granted additional stock awards or other compensation benefits from the Registrant on or after the date hereof.

Item 6.     Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) permits the Registrant to indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the right of the Registrant arising by reason of the fact that such person is or was an officer or director of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 also permits the Registrant to indemnify any such officer or director against expenses incurred in an action by or in the right of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except in respect of any matter as to which such person is adjudged to be liable to the Registrant, in which case court approval must be sought for indemnification. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. This statute provides that it is not exclusive of other indemnification that may be granted by the Registrant’s by-laws, a vote of stockholders or disinterested directors, agreement or otherwise. The statute permits purchase of liability insurance by the Registrant on behalf of officers and directors. The Registrant has purchased such insurance.
Article VII of the Registrant’s bylaws requires indemnification to the fullest extent permitted by, and in the manner permissible under, the laws of the State of Delaware to any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is, or was, a director or officer of the Registrant or any predecessor of the Registrant, or served any other enterprise as a director or officer at the request of the Registrant or any predecessor of the Registrant. Indemnification provided for in Article VII is expressly not exclusive of any other rights to which any director or officer may be entitled apart from the provisions of this Article.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the unlawful payment of dividends or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
Article 10 of the Registrant’s Certificate of Incorporation eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.
The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL and the bylaws and Certificate of Incorporation of the Registrant.

Item 8.     Exhibits.

4.1	Airgas, Inc. Deferred Compensation Plan II (incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8 No. 333-136463 dated August 9, 2006)

4.2*	First Amendment to the Airgas, Inc. Deferred Compensation Plan II dated October 23, 2007

4.3*	Second Amendment to the Airgas, Inc. Deferred Compensation Plan II dated August 11, 2008

4.4*	Third Amendment to the Airgas, Inc. Deferred Compensation Plan II dated October 16, 2008

5*	Opinion of Robert H. Young, Jr., Senior Vice President and General Counsel of the Registrant

23.1*	Consent of Robert H. Young, Jr., Senior Vice President and General Counsel of the Registrant (included in Exhibit 5)

23.2*	Consent of KPMG LLP

24*	Power of Attorney (set forth on the signature page of this Registration Statement)

*    Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Delaware County, Pennsylvania, on the 11th day of June, 2014.

AIRGAS, INC.

By: /s/ PETER McCAUSLAND
Peter McCausland
Executive Chairman

By: /s/ MICHAEL L. MOLININI
Michael L. Molinini
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter McCausland, Robert H. Young, Jr. and Robert M. McLaughlin, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ PETER McCAUSLAND Peter McCausland, Executive Chairman (Co-Principal Executive Officer)	Date: June 11, 2014
By: /s/ MICHAEL L. MOLININI Michael L. Molinini, Director, President and Chief Executive Officer (Co-Principal Executive Officer)	Date: June 11, 2014
By: /s/ ROBERT M. McLAUGHLIN Robert M. McLaughlin, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	Date: June 11, 2014
By: /s/ THOMAS M. SMYTH Thomas M. Smyth, Vice President and Controller (Principal Accounting Officer)	Date: June 11, 2014
By: /s/ JOHN P. CLANCEY John P. Clancey, Director	Date: June 11, 2014
By: /s/ JAMES W. HOVEY James W. Hovey, Director	Date: June 11, 2014
By: /s/ RICHARD C. Ill Richard C. Ill, Director	Date: June 11, 2014
By: /s/ TED B. MILLER, JR. Ted B. Miller, Jr., Director	Date: June 11, 2014
By: /s/ PAULA A. SNEED Paula A. Sneed, Director	Date: June 11, 2014
By: /s/ DAVID M. STOUT David M. Stout, Director	Date: June 11, 2014
By: /s/ LEE M. THOMAS Lee M. Thomas, Director	Date: June 11, 2014
By: /s/ JOHN C. VAN RODEN, JR. John C. van Roden, Jr., Director	Date: June 11, 2014
By: /s/ ELLEN C. WOLF Ellen C. Wolf, Director	Date: June 11, 2014

Exhibit Index

Exhibit No.	Description

4.2	First Amendment to the Airgas, Inc. Deferred Compensation Plan II dated October 23, 2007

4.3	Second Amendment to the Airgas, Inc. Deferred Compensation Plan II dated August 11, 2008

4.4	Third Amendment to the Airgas, Inc. Deferred Compensation Plan II dated October 16, 2008

5	Opinion of Robert H. Young, Jr., Senior Vice President and General Counsel of the Registrant

23.1	Consent of Robert H. Young, Jr., Senior Vice President and General Counsel of the Registrant (included in Exhibit 5)

23.2	Consent of KPMG LLP

24	Power of Attorney (set forth on the signature page of this Registration Statement)